EXHIBIT 5.1

G A R Y     S T E V E N     F I N D L E Y     &     A S S O C I A T E S

Gary Steven Findley* Thomas Q. Kwan Laura Dean-Richardson Debra L. Barbin ------ *A Professional Corporation	A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 1470 NORTH HUNDLEY STREET ANAHEIM, CALIFORNIA 92806	Telephone (714) 630-7136 Telecopier (714) 630-7910

February 11, 2003

Mission Bancorp
1330 Truxtun Avenue
Bakersfield, California 93301

Re: Registration Statement on Form S-8

Gentlemen:

At your request, we have examined the form of Registration Statement to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, for the offer and sale, pursuant to the Mission Bank 1998 Stock Option Plan, of 157,500 shares of Mission Bancorp no par value common stock (“Common Stock”); issuable upon the exercise of stock options granted under the Mission Bank 1998 Stock Option Plan. We are familiar with the actions taken or to be taken in connection with the authorization, issuance and sale of the Common Stock.

It is our opinion that, subject to said proceedings being duly taken and completed as now contemplated before the issuance of the Common Stock, said Common Stock, will, upon the issuance and sale thereof in accordance with the Mission Bank 1998 Stock Option Plan referred to in the Registration Statement, be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

GARY STEVEN FINDLEY & ASSOCIATES

By: /s/ Gary Steven Findley

Gary Steven Findley Attorney at Law

GSF:ay